UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aerojet Rocketdyne Proxy Fight Initiated by Steel Partners in January 2022 Setting the Record Straight re: Mr. Lichtenstein’s Many Misstatements and Mischaracterizations June 20, 2022 Important: These materials are provided by Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran on their own behalf, and not on behalf of Aerojet Rocketdyne Holdings, Inc. No Company resource were used in connection with these materials.

Important Information, Forward Looking Statements and Non-GAAP Measures These materials are provided by Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Non-Steel Directors”) on their own behalf, and not on behalf of Aerojet Rocketdyne Holdings, Inc. (the “Company”). On June 1, 2022, the Non-Steel Directors filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s special meeting of stockholders. Stockholders are advised to read the proxy statement because it contains important information. Stockholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Non-Steel Directors file with the SEC from the SEC’s website at www.sec.gov. These materials contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in these materials are based on current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “believe,” “could,” “expect,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the forward-looking statements. Financial data presented is derived from audited financial statements. These materials also contains non-GAAP financial measures. A reconciliation of these financial measures to the nearest GAAP measure is included in these materials.

Mr. Lichtenstein Continues to Mislead Shareholders with New False Claims and Mischaracterizations • Since Mr. Lichtenstein and Steel Partners launched a proxy fight in late January to take control of the Company, he has issued an ever-increasing litany of false statements and mischaracterizations • His shrill and unfounded attacks have increased in frequency in recent weeks – perhaps in recognition that he is not attracting shareholder support for his proxy fight – but unfortunately with complete disregard for the damage he is causing to the Company • The following slides catalogue Mr. Lichtenstein’s many misstatements and misrepresentations … and provide the real facts (categorized as follows) The Recent Court Decision and the Rejection of Lichtenstein’s Demands ISS’s Rejection of the Steel Partners Slate Lichtenstein’s Ever-Changing Positions on Important Issues Lichtenstein’s Unfounded Attacks on the Company’s Long-Term Performance Lichtenstein’s Unfounded Attacks on the Company’s Recent Financial and Operational Performance Lichtenstein’s Unfounded and Irresponsible Attacks on the Company’s Cash Position Other Lichtenstein Attacks and Misleading Statements The Board’s Findings with Respect to Lichtenstein’s Misconduct

Mr. Lichtenstein Has Completely Mischaracterized the Court’s June 16 Opinion • Delaware’s Court of Chancery did not grant Mr. Lichtenstein the key aspects of the relief he sought: – No finding of contempt Mr. Lichtenstein Claims He Won in Court – No finding that the Independent Slate violated the TRO1 – No award to reimburse Mr. Lichtenstein’s attorneys’ fees – No invalidation of the special meeting by “sterilizing” the consents that were delivered in May • The corrective disclosures ordered by the Court relating to the Company’s releases in the immediate aftermath of Mr. Lichtenstein’s proxy fight were already disclosed by the Independent Slate – Vice Chancellor Will merely required that the disclosures come from the Company itself in a Form 8-K, which is very common despite Mr. Lichtenstein’s claims Mr. Lichtenstein Claims He Won an Unusual • The Court’s decision ultimately provides for the same relief we had offered Mr. Lichtenstein months Disclosure Ruling ago in an effort to avoid the waste and distraction of unnecessary litigation – It is unfortunate that Mr. Lichtenstein rejected our common-sense offer, and instead forced the parties and Aerojet Rocketdyne to spend millions of dollars and thousands of hours on wasteful and costly litigation – an enormous distraction to the Company – that resulted in the same outcome as the Court decision Mr. Lichtenstein Claims • The Independent Slate did not use any Company funds the Independent Slate – The $250k retainer referenced by Steel Partners and mentioned in the Court opinion was Mis-Used Company transferred prior to the TRO – held on account – and ultimately returned to the Company Funds We encourage shareholders to read the actual opinion to discover the Court’s extreme care                to remain neutral and avoid using language or wording that could be used by either side as “sound bites,”                and the recitation of facts that provides context for the Board’s actions given the deadlock 1. With respect to any post-TRO actions, the Judge expressly declined to find Ms. Drake or anyone else in contempt

ISS Similarly Challenged Mr. Lichtenstein’s Credibility in its Recommendation to Support the Independent Slate ISS recommends shareholders vote for the entire Independent Slate’s highly qualified directors, led by CEO Eileen Drake, and rejects Warren Lichtenstein’s entire Steel Partners slate “[The DE court] opinion does not necessarily damage her credibility. In fact, when viewed in context, the concerns with Lichtenstein’s actions are more troubling and more extensive. Lichtenstein sought to keep the board in the dark during the initial phase of the sale process (as he concurrently mulled alternatives), and his framing of the investigation into his conduct evidences a comfort with apparent factual mischaracterizations. These factors compromise the confidence that shareholders can have in him as a director and as a leader on the board. ” (emphasis added) “It is also worth noting that Lichtenstein’s internal bastion of support in this contest has come from directors with whom he has business or personal relationships, suggesting that independent minds are not attracted to his message.” (emphasis added) “The fracturing of the board along lines of independence should be a signal to shareholders. In light of these factors, support is warranted for the Drake Slate.” (emphasis added) “Issues with confidence and trust are particularly concerning in this case, seeing that Lichtenstein has historically been averse to providing shareholders with information.” (emphasis added) “…it is challenging for Lichtenstein to even corroborate his key arguments due in part to his own disclosure mandates over the past several years. Incidentally, this illustrates how influential Lichtenstein has been, and undermines the assertion that Drake bears responsibility for perceived operational deterioration.” (emphasis added) “There may be a role for Lichtenstein at AJRD – that role is just not as a board member at this point in time.” (emphasis added) Source: ISS Special Situations Report (6/17/22) 3

C Mr. Lichtenstein's Positions on Running the Company Continue to Evolve When He is Challenged on the Facts

The creators of their own "plan" are seemingly confused on where they stand on it

	Position #1	Position #2
Selling the Company	"Our slate would take steps to ensure the Company is properly shopped." – "Save Aerojet" Website[1]	"And let me reiterate, I'm in no rush to make [a sale of Aerojet Rocketdyne] a priority..." (emphasis added) – Mark Tucker[2]
Share Repurchase Plan	"…[o]ur nominees want to explore returning up to $400 million in cash to shareholders via share and convertible debt repurchases." – "Save Aerojet" website[1]	"…[w]e have a share repurchasing profile laid out where we think, over the next three years, we could repurchase up to about $1.4 billion of our stock…" (emphasis added) – Mark Tucker[3]
Executive Compensation	"Moving forward, we believe the Company's executive compensation policies need to be realigned. Executives should have the vast majority of their incentive compensation tied to shareholder returns, not nebulous non-GAAP and adjusted metrics." – "Save Aerojet" Website[1]	"The management philosophy of the Board has been to pay for performance, to delegate power and to hold [people] accountable." (emphasis added) – Warren Lichtenstein[4]
Capital Allocation Responsibility	"…[w]e contend [Drake] has continuously made short-sighted capital allocation decisions that put your best interests second to her attempts to line her pockets." – "Save Aerojet" Website[5]	"…I'd certainly want Warren to engage in this, as he's been heavily involved in the capital deployment in the Company since his involvement." (emphasis added) – Mark Tucker[3]

1. https://saveaerojet.com/value-creation/ (6/19/22)
2. Transcript of Save Aerojet Investor Conference Call (p. 14)
3. Transcript of Save Aerojet Investor Conference Call (p. 12)
4. Transcript of Save Aerojet Investor Conference Call (p. 3)
5. https://saveaerojet.com/case-for-new-management/ (6/19/22)

4

Mr. Lichtenstein Attacks the Business When Financial Performance Has Never Been Stronger Mr. Lichtenstein’s demands to disrupt the Fact: The Business Has Never Been Stronger business by pre-releasing interim financials Revenue ($mm) for May is impractical and unnecessary $2,188 $1,761 • Some accounting entries and functions that would be required to make such a disclosure are only performed at the end of the quarter, and 2016 2021 modification, if it were even possible, would require Adjusted EBITDAP* ($mm) substantial effort from the team – which would be better used to run the business and drive value $299 $200 • Such a pre-release by the management team would not be consistent with historical practice – doing so 2016 2021 in response to Mr. Lichtenstein’s request could be Adjusted EPS* considered a violation of the Delaware Court of Chancery’s restraining order prohibiting the use of $1.97 Company resources to support one of the slates $0.81 • This is a self-serving attempt to try to undermine 2016 2021 confidence in AJRD’s strong business — in a last- Contract Backlog ($bn) ditch effort to support Lichtenstein’s proxy fight and 2.9x Revenue distract from his losses in the Delaware litigation 2.6x Revenue $4.5 $6.4 and the lack of recommendation from ISS 2016 1Q ‘22 Source: Company filings * Non-GAAP measure, see appendix for reconciliation 5

E Contrary to Lichtenstein's Claims, the Company's Performance Remained Strong Following the Lockheed Sale Announcement


Revenue ($mm)
YoY Growth %
6.4%
4.2%
8.7%
3.3%
6.0%
3.0%
$557
$496
$557
$545
$590
$511
Q4 '20
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22


Adjusted EBITDAP* ($mm)
YoY Growth %
14.8%
(6.3%)
13.5%
32.0%
2.8%
18.5%
$69
$59
$87
$83
$71
$69
Q4 '20
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Q1 '22

- After announcing the Lockheed transaction, the Company, led by Eileen Drake and her management team, has experienced **year-over-year revenue growth in every quarter** from Q4 2020 through Q1 2022 (ranging from 3.0% to 8.7%)
- The Company has **increased top line revenue every year under Ms. Drake's leadership**, with record-high fourth quarter and full year 2021 revenues of $590 million and $2.2 billion, respectively
- The Company disclosed in its March 31, 2022, filing that **$2.4 billion of the Company's backlog is expected to be converted into sales in 2022** – the Company's highest annual sales since the merger of Aerojet and Rocketdyne in 2013, breaking the 2021 record of $2.2 billion
- Similarly, the Adjusted EBITDAP* profit metric has improved year over year in five of the last six quarters (ranging from -6.3% to +32.0%) and has **increased from 12.4% to 13.6% of sales over this period**

Source: Company filings
* Non-GAAP measure, see appendix for reconciliation

6

E Claims that the Company's Operating Performance is Suffering are Contradicted by Significant Contract Wins

Q2 2019 - Lockheed Martin awarded AJRD a multi-year contract for the THAAD program

March 2020 - Raytheon and AJRD signed a $1B five-year strategic agreement for multiple propulsion systems supporting the Standard Missile family of products

May 2020 - NASA awards AJRD $1.79B contract for 18 RS-25 engines to support the Artemis Program

September 2020 - Northrop Grumman selects AJRD to develop a SRM and the post-boost propulsion system for the GBSD EMD program

Q2/Q3 2021 - Lockheed Martin awards AJRD a three-year agreement for the Patriot PAC-3 family of products

April 2022 - ULA awarded the largest RL10 contract ever to AJRD to deliver 116 RL10CX engines for the Vulcan Centaur rocket

May 2022 - Lockheed Martin selects AJRD to build an advance SRM for the second stage of the DARPA hypersonic weapons system known as OpFires

The $6.4 billion backlog as of March 31, 2022 includes large multi-year contracts that illustrate the confidence the Company's customers have in its products and people

7

His Fear-Mongering on Free Cash Flow is Unfounded and Reflects a Fundamental Misunderstanding of the Business Average Free Cash Flow ($mm) Average Free Cash Flow as % of Sales 10.1% $199 5.1% $54 Under Mr. Lichtenstein Under Ms. Drake Under Mr. Lichtenstein Under Ms. Drake (2008—2015) (2016—2021) (2008—2015) (2016—2021) • While cash flow by nature fluctuates on a quarterly basis, Ms. Drake and her management team have managed the balance sheet well and continued to generate annual Free Cash Flow greater than 100% of net income • The large multi-year contracts awarded in 2019 and 2020 drove very strong free cash flow through 2020, generating cash advance positions that were subsequently deployed throughout 2021 • In general, multi-year contracts in the defense industry create lumpiness in cash flows because the cash advances take longer (2-3 years) to be replenished (upon signing of the next multi-year contract) • Nevertheless, the Company remains in a net cash position • These multi-year contracts have resulted in a 2021 year-end backlog balance of $6.8 billion, greater than 3x annual sales • These programs provide long-term visibility into future revenue growth and continued enhanced operating leverage • In addition, the current conflict between Russia and the Ukraine has demonstrated the real-time viability of the Company’s current defense products, and is expected to drive more demand for these products as well as their next-generation variants Source: Company filings 8

Additional Lichtenstein False Statements & Mischaracterizations Underperformance Under Current • Under Ms. Drake’s tenure as CEO, the Company has significantly Management outperformed the S&P 500 and peers • The Company was recently awarded its largest contract in its history, and has Lacks Strategic Vision achieved significant growth, margin expansion, and a significant backlog with multiple high-value contracts and cutting-edge technology • The independent slate will evaluate ALL opportunities to maximize shareholder Unwilling to Consider a Sale of the value, including a potential sale of the Company (which the Board has already Company proven willing to do when it signed a deal with Lockheed Martin) Independent Investigation was    • The investigation was approved by ALL of the non-executive directors of the Self-serving & Wasteful board and resulted in a reprimand for Mr. Lichtenstein’s behavior • The Independent Slate is using its own personal resources to defend itself Misusing Company Resources • Steel Partners claims it is spending its own resources, when in fact it is submitting bills to AJRD for reimbursement for litigation they initiated • Mr. Lichtenstein has pursued massive, wasteful data requests and intimidating Talent Retention Issues correspondence to management; AJRD’s COO and GC subsequently resigned • Blatant falsehood – Ms. Drake has previously committed to waive any change of Drake Seeks a Large Change-of-control “trigger” that could result from the election of the Independent Slate at the Control Payout upcoming stockholder meeting; Mr. Lichtenstein remains silent on his position

Other Ever-Evolving Positions on the Key Issues • June 2022: After two of his original slate who are • January 2022: Mr. Lichtenstein nominates a slate of current directors on the Aerojet Rocketdyne Board 7 directors, including current Aerojet Rocketdyne testified at the recent trial, including one who said Slate directors / “friends” of Steel Partners James Mr. Lichtenstein had conflicts, these two were Henderson and Audrey McNiff dropped and replaced by two new last-minute candidates • May 2022: One day later, Mr. Lichtenstein issued a Release of • May 2022: Mr. Lichtenstein’s legal counsel argues press release calling for the disclosure of the strenuously at a court hearing in Delaware that the investigation, claiming that it had been Independent internal investigation into Mr. Lichtenstein’s conduct “mischaracterized.” However, the independent Investigation should not be disclosed by the Board committee of the Board specifically and unanimously reprimanded Mr. Lichtenstein • April 2022: Mr. Lichtenstein files an HSR notice indicating an intention to acquire up to $1bn of • May 2022: Mr. Lichtenstein commits in a court Stake AJRD voting securities – or close to a third of hearing in Delaware not to acquire any additional Building AJRD’s market cap – in order to effectively control stock before the annual meeting record date any vote Background • June 2022: In Mr. Lichtenstein’s proxy statement • February 2021: Per the merger proxy, the idea of an supporting his activism campaign, he now claims he of the acquisition by Lockheed came up during a originally proposed to Lockheed that they consider Lockheed conversation between AJRD’s Greg Jones and an acquisition of AJRD even though such dialogue acquisition Lockheed’s Robert Mullins is nowhere to be found in the merger proxy

Despite Claims to the Contrary, the Board Formally Reprimanded Mr. Lichtenstein for his Pattern of Misconduct • Results of independent counsel’s investigation were delivered in March 2022, and released publicly more than two months later • The report concluded that Mr. Lichtenstein engaged in multiple acts of misconduct • As a result, the Non-Management Committee1 formally and unanimously reprimanded Mr. Lichtenstein and mandated that he comply in the future with the Company’s Code of Conduct May 2, 2022: “Mr. Lichtenstein acted improperly in taking those actions, including by failing to follow the directives given to him in the Guidance Memo. This memorandum is a formal reprimand for that conduct, and a mandate to Mr. Lichtenstein that he comply with the Company’s Code of Conduct” (emphasis added) - Memorandum Prepared by the Non-Management Committee of the Board of Directors of the Company Regarding its Investigation 1. The Non-Management Committee of the Board is comprised of the Board’s non-executive directors (i.e., all directors other than Drake and Lichtenstein) 11

Additional Observations Regarding Mr. Lichtenstein’s False Claims and Mischaracterizations Throughout the Proxy Contest

Aerojet's Value Creation Has Been Driven Mainly by Ms. Drake, Not Mr. Lichtenstein

Mr. Lichtenstein's presentation included a slide touting value creation during his tenure…


500%
400%
300%
200%
100%
0%
-100%
-200%
March 5, 2008: Mr. Lichtenstein joins the Board as a director. The stock closed at $11 per share.
June 1, 2015: Eileen Drake is appointed CEO of AJRD. The stock closed at $20 per share
December 20, 2020: Aerojet Rocketdyne announces merger with Lockheed for $56 per share. On the prior trading day, the stock closed at $42.
+94%
+193%
Mar-08
Mar-09
Mar-10
Mar-11
Mar-12
Mar-13
Mar-14
Mar-15
Mar-16
Mar-17
Mar-18
Mar-19
Mar-20
Mar-21

When in fact…

- More than two-thirds of the value generated during Mr. Lichtenstein's tenure was created after Ms. Drake became CEO
- Of the 287% TSR since Mr. Lichtenstein joined the Board in March 2008 (~10% CAGR), ~193% was created after Ms. Drake became CEO in June 2015 (~17% CAGR)

Source: FactSet, Steel Partners' investor presentation title *The Path to Improved Value Creation at Aerojet Rocketdyne* (page 49)

12

After Serving on the Board for 16 Years, Mr. Lichtenstein Now Has a “Plan” for Aerojet Rocketdyne Mr. Lichtenstein’s presentation included a slide touting his “plan” to create value… When in fact… • Mr. Lichtenstein has never presented a strategic plan to the Board during his time as a director, and has collected ~$7mm per year as Executive Chair without proposing a plan • Releasing $150 million of excess working capital is not an “operational improvement” • The Board and the Independent Slate have previously identified potential real estate assets that could be monetized • Mr. Lichtenstein’s plan includes a mysterious 3x multiple expansion with no basis or support Source: Steel Partners’ investor presentation titled The Path to Improved Value Creation at Aerojet Rocketdyne (page 33)

Mr. Lichtenstein’s Stewardship of the Company’s Pension Fund Has Been Disastrous Mr. Lichtenstein’s presentation attempts to blame Ms. Drake for deterioration in the pension… When in fact… • Since Mr. Lichtenstein began overseeing the Company’s pension fund in 2008 on the Benefits Management Committee, the fund has deteriorated from an overfunded position of over $60 million to a currently underfunded position of over ($200 million) And Mr. Lichtenstein has continued to avoid an audit of the pension fund Source: Steel Partners’ investor presentation titled The Path to Improved Value Creation at Aerojet Rocketdyne (page 88), JX-0710 (pages 1 and 2) 14

In His Presentation, Mr. Lichtenstein Confirms That He Does Not Understand AJRD’s Business Why are they using a picture of a Russian rocket? Do Mr. Lichtenstein and Mr. Tucker want to “save Aerojet” with Russian rockets rather than Aerojet Rocketdyne products? Should someone that out of touch with the business really be leading the company? Source: Steel Partners’ investor presentation titled The Path to Improved Value Creation at Aerojet Rocketdyne (page 48)

Mr. Lichtenstein's Slate Consists of Selected "Friends" Who Lack Relevant Experience and/or Independence


THE CHAIRMAN'S REFRESHED SLATE
INCUMBENT NOMINEES
Warren Lichtenstein
Martin Turchin
NEW AND INDEPENDENT NOMINEES
Hon. Tina Jonas
Joanne Maguire
Aimee Nelson
Mark Tucker
Vice Admiral Mathias Winter
Heidi Wood



Tucker

- No prior experience serving on a public company board
- No prior CEO experience and since 2020 has been a paid consultant for Steel Partners



Nelson

- Lacks any relevant A&D sector experience or public company executive experience
- No prior experience serving on a public company board
- Personal friend of Mr. Lichtenstein[1]



Maguire

- While on CommScope board, TSR underperformed the S&P 500 by 196%[2]
- Personal friend of Mr. Lichtenstein[1]



Wood

- No prior experience serving on a public company board
- Personal friend of Mr. Lichtenstein[1]



Winter

- No prior experience serving on a public company board
- Consultant to affiliates of Steel Partners



Jonas

- While on Virgin Galactic board, TSR underperformed the S&P 500 by 79%[2]



Turchin

- Grandfather of Mr. Lichtenstein's Chief of Staff at Steel Partners
- Sons are longtime friends of Mr. Lichtenstein[1]

Mr. Henderson and Ms. McNiff (two friends of Lichtenstein on the Board) continue to be named as participants in proxy materials and members of his group in 13D filings when they are no longer part of Mr. Lichtenstein's slate—***do they expect to be re-named to the Board following the Special Meeting?***

Source: WSJ, SEC filings, BoardEx, FactSet, Steel Partners' investor presentation titled *The Path to Improved Value Creation at Aerojet Rocketdyne* (page 7)

1. Per Mr. Lichtenstein's testimony in Delaware Court
2. Reflects performance from when nominee first joined the company board to 6/3/22

16

Mr. Tucker Does Not Have the Experience or Expertise to Serve as Aerojet’s CEO Mr. Lichtenstein’s presentation included a slide touting Mr. Tucker as a great CEO candidate… When in fact… • Mr. Tucker spent the last two years since he left Aerojet Rocketdyne working as a consultant to a Steel Partners affiliate • He has not been hired by any company as an executive since leaving Aerojet Rocketdyne • He has also never served as a director of any public company • While Mr. Tucker had been with the Company since 2013, the Board conducted an external CEO search in 2015 and ultimately hired Ms. Drake. Mr. Tucker was never considered by the Board as a candidate Source: Steel Partners’ investor presentation titled The Path to Improved Value Creation at Aerojet Rocketdyne (page 27)

Mr. Lichtenstein Attempts to Criticize Ms. Drake’s Leadership, But Credible Third Parties Take the Opposite View • “Eileen Drake and the AJRD management team have delivered an incredible corporate turnaround since they were installed by the Chairman who is currently saying they did a terrible job. The company’s financials are a thing of beauty if you know what beauty looks like in leveraged finance. So if Drake and co emerge from the pad fire badly burned but still alive? We’re in. No Drake and co? We’re not in.” (emphasis added) – Cestrian Capital Research, 2/16/22 • Named 2022 Woman of the Year by THE MUSES of the California Science Center Foundation, which recognizes women who have made outstanding contributions in the fields of science, technology, engineering, mathematics (STEM) and business • In 2021 Gabelli Funds named Eileen Drake to their Management Hall of Fame for creating shareholder wealth, earning a superior rate of return over the long term, practicing the virtues of capital accumulation and enhancing Gabelli’s clients’ investment success • Recipient of the 2020 John W. Dixon Award by the Association of the United States Army (AUSA), its highest award for a leader in industry, recognizing distinguished service resulting in outstanding contributions to national defense by a member of the industrial community • Appointed in 2020 to the National Space Council Users’ Advisory Group (UAG), a federal advisory committee that advises the National Space Council • Recognized as one of 2019’s Most Influential Corporate Directors by WomenInc. Magazine • Appointed to the 2019 Executive Committee of the Aerospace Industries Association (AIA), the leading U.S. aerospace and defense trade association • Presented with the 2017 CEO of the Year Award by the Federal Law Enforcement Foundation (FLEF) in honor of her service to the nation as a U.S. Army aviator and as a leader in the aerospace and defense sectors Source: Wall Street research, Reuters, Financial Times, PR Newswire, Business Wire, GlobeNewswire, Aerospace Industries Association

Appendix: Reconciliation of Unaudited Non-GAAP Financial Measures

Reconciliation of Unaudited Non-GAAP Financial Measures amount s) Net income $ 27.8 $ 18.1 Interest expense 3.9 5.1 Interest income and other 0.2 (0.6) Income tax provision 10.5 5.6 Depreciation and amortization 14.4 15.2 GAAP retirement benefits expense 0.3 8.5 CAS recoverable retirement benefits expense (9.5) (10.0) Unusual items 21.7 16.6 Adjusted EBtTOAP $ 69.3 $ 58.5 Net income as a percentage of nei sales 5.4% 3.6% Adjusted EBITOAP as a percentage of net sates 13.6% 11.8% Net income $ 27.8 $ 18.1 GAAP retirement benefits expense 0.3 8.5 CAS recoverable retirement benefits expense (9.5) (10.0) Unusual items 21.7 16.6 Income tax Impact of adjustments {1) !3.4} !3.9} Adjusted Net Income $ 36.9 $ 29.3 OilutedEPS $ 0.33 $ 0.22 Adjustments 0.11 0.14 Adjusted EPS $ 0.44 $ 0.36 Diluted weighted average shares, as reported and adjusted 85.8 80.7 (1) The income tax impact is catculated using the federal and state statutory rates in the corresponding period. Source: Company filings

Reconciliation of Unaudited Non-GAAP Financial Measures Three months ended December 31, Year ended December 31, 2021 2020 2021 2020 (ln millio ns, except per share an d pe rcen·tage amounts) Net income $ 38.0 $ 35.4 $ 143.7 $ 137.7 Interest expense 5.0 7 .1 20.1 30.1 Interest income (1.0) (1.6) (2 ..5) (6.3) Income tax provision 15.0 7 .9 5 1.3 42.5 Depreciation and amortiz ation 17 .0 15.6 61 .4 65.3 GAAP retirement benefits expense 8 .5 9 .2 33.9 36.6 CAS recoverable retirement benefits expense (9.7) (10.9) (38.8) (43.8) Unusual items (1.9) 6.3 29.4 8 .1 Adjusted EB ITDAP $ 70.9 $ 69.0 $ 298.5 $ 270.2 Net income as a percentage of net sales 6 .4% 6 .4% 6 .6% 6 .6% Adjusted EB ITDAP as a percentage of net sales 12 .0% 12 .4% 13.6% 13.0% Net income $ 38.0 $ 35.4 $ 143.7 $ 137.7 GAAP retirement benefits expense 8 .5 9 .2 33.9 36.6 CAS recoverable retirement benefits expense (9.7) (10.9) (38.8) (43.8) Unusual items (1.9) 6 .3 29.4 8 .1 Income tax impact of adjustments { 1) 0 .6 (1.2) (6.6) (0.2) Adjusted Net Income $ 35.5 $ 38.8 $ 161.6 $ 138.4 Diluted EPS $ 0 .46 $ 0 .43 $ 1.75 $ 1.66 Adjustments (0.03) 0 .04 0 .22 0 .01 Adjusted EPS $ 0 .43 $ 0 .47 $ 1.97 $ 1.67 Diluted weighted average shares, as reported and as adjusted 82.4 80.9 8 1.7 8 1.9 (1) T he incom e tax impact is calculated using the federal and state statutory rates in the corresponding period . Source: Company filings

Reconciliation of Unaudited Non-GAAP Financial Measures (In millions, except per share and percentage amounts) Net income $ 42.6 $ 31.7 $ 105.7 s 102.3 Interest expense 4.9 7.2 15.1 23.0 Interest inoome (0.2) (0.5) (1.5) (4.7) Income tax provision 14.7 9.0 36.3 34.6 Depreciation and amortization 13.5 15.1 44.4 49.7 GAAP retirement benefits expense 8.5 9.1 25.4 27.4 CAS recoverable retirement benefits expense (9.6) (9.1) (29.1) (32.9) Unusual items 8.1 3 1.3 1.8 Adjusted EBITDAP $ 82.5 $ 62.5 $ 227.6 s 201.2 Net income as a percentage of net sales 7.8% 6.0% 6.6% 6.7 % Adjusted EBITDAP as a percentage of net sales 15.1% 11.8% 14.2% 13.3 % Net income $ 42.6 $ 31.7 $ 105.7 s 102.3 GAAP retirement benefits expense 8.5 9.1 25.4 27.4 CAS recoverable retirement benefits expense (9.6) (9.1) (29.1) (32.9) Unusual items 8.1 3 1.3 1.8 Income tax impad of adjustments (1) (1 .8) (7.2) 1.0 Adjusted Net lnoome $ 47.8 $ 31.7 $ 126.1 s 99.6 Diluted EPS $ 0.52 $ 0.38 $ 1.29 s 1.23 Adjustments 0.06 0 .25 (0.04) Adjusted EPS $ 0.58 $ 0.38 $ 1.54 s 1.19 Diluted weighted average shares, as reported and adjusted 82.3 8 1.9 8 1.5 82.4 (1) The inoome tax impad is cala Jiated using the federal and state statutory rates in the corresponding period. Source: Company filings

Reconciliation of Unaudited Non-GAAP Financial Measures

	Three months ended June 30, 2021	Three months ended June 30, 2020	Six months ended June 30, 2021	Six months ended June 30, 2020
	(In millions, except per share and percentage amounts)			
Net income	$ 45.0	$ 39.2	$ 63.1	$ 70.6
Interest expense	5.1	7.4	10.2	15.8
Interest income	(0.7)	(1.0)	(1.3)	(4.2)
Income tax provision	16.0	14.3	21.6	25.6
Depreciation and amortization	15.7	17.4	30.9	34.6
GAAP retirement benefits expense	8.4	9.1	16.9	18.3
CAS recoverable retirement benefits expense	(9.5)	(11.9)	(19.5)	(23.8)
Unusual items	6.6	1.8	23.2	1.8
Adjusted EBITDAP	$ 86.6	$ 76.3	$ 145.1	$ 138.7
Net income as a percentage of net sales	8.1 %	7.7 %	6.0 %	7.1 %
Adjusted EBITDAP as a percentage of net sales	15.6 %	14.9 %	13.8 %	14.0 %
Net income	$ 45.0	$ 39.2	$ 63.1	$ 70.6
GAAP retirement benefits expense	8.4	9.1	16.9	18.3
CAS recoverable retirement benefits expense	(9.5)	(11.9)	(19.5)	(23.8)
Unusual items	6.6	1.8	23.2	1.8
Income tax impact of adjustments (1)	(1.4)	0.3	(5.4)	1.0
Adjusted Net Income	$ 49.1	$ 38.5	$ 78.3	$ 67.9
Diluted EPS	$ 0.54	$ 0.47	$ 0.77	$ 0.84
Adjustments	0.05	(0.01)	0.19	(0.03)
Adjusted EPS	$ 0.59	$ 0.46	$ 0.96	$ 0.81
Diluted weighted average shares, as reported and adjusted	82.5	82.1	81.3	82.6

(1) The income tax impact is calculated using the federal and state statutory rates in the corresponding period.

Source: Company filings

22

Reconciliation of Unaudited Non-GAAP Financial Measures Three months ended March 31, 2021 2020 (In minions, except per share and percentage amount s) Net income $ 18.1 $ 31.4 Interest expense 5.1 8.4 Interest income (0.6) (3.2) Income tax provision 5.6 11.3 Depreciation and amortization 15.2 17.2 GAAP retirement benefits expense 8.5 9.2 CAS recoverable retirement benefits expense (10.0) (11.9) Unusual items 16.6 Adjusted EBtTOAP $ 58.5 $ 62.4 Net income as a percentage of net sales 3.6% 6.6% Adjusted EBITOAP as a percentage of net sales 11.8% 13.1 % Net income $ 18.1 $ 31.4 GAAP retirement benefits expense 8.5 9.2 CAS recoverable retirement benefits expense (10.0) (11.9) Unusual items 16.6 Income tax Impact of adjustments {1) !3.9} 0.7 Adjusted Net Income $ 29.3 $ 29.4 OilutedEPS $ 0.22 $ 0.37 Adjustments 0.14 !0.02! Adju sted EPS $ 0.36 $ 0.35 Diluted weighted average shares, as reported and adjusted 80.7 83.1 (1) The income tax impact is catculated using the federal and state statutory rates in the corresponding period. Source: Company filings